Exhibit 99.1
For media inquiries, contact:
Paula Vaughnn, First Solar, Inc.
(602) 414-9322 or pvaughnn@firstsolar.com
Justine Troy, Edelman
(212) 704-8280 or jtroy@ar-edelman.com
First Solar Appoints Energy Industry Veteran,
Paul H. Stebbins To Board of Directors
PHOENIX, Ariz. — Dec. 19, 2006 — First Solar, Inc. (Nasdaq: FSLR) the largest thin film solar module manufacturer in the world, today announced the appointment of Paul H. Stebbins, chairman and chief executive officer of World Fuel Services Corporation, to the company’s board of directors. Mr. Stebbins’ appointment is effective immediately.
     Paul H. Stebbins has served as the chairman of World Fuel since July 2002 and has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995.
About First Solar
     First Solar, Inc. [NASDAQ: FSLR] manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints.
For First Solar Investors
     This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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